Exhibit 5.2

Globis NV Merger Corp.

7100 W. Camino Real,

Suite 302-48

Boca Raton, FL 33433

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as U.S. counsel to Globis NV Merger Corp., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things the business combination (the “Business Combination”) contemplated by that certain Securities Purchase Agreement entered into on December 19, 2021, as amended on April 20, 2022 (as amended, the “Business Combination Agreement”) by and among the Company, Globis Acquisition Corp., a Delaware corporation (“Globis”), Forafric Agro Holdings Limited (“FAHL”), and Lighthouse Capital Limited (the “Seller”).

Prior to the Business Combination, the Company intends to effect a redomiciliation in accordance with the applicable provisions of Nevada law and the laws of Gibraltar, pursuant to which the jurisdiction of incorporation of the Company will be changed from the State of Nevada to Gibraltar (the “Redomiciliation”) and, following the Redomiciliation, it will alter its authorized and issued share capital and thereafter re-register as a Gibraltar public company limited by shares and change its name to “Forafric Global PLC” (referred to herein as “New Forafric”). New Forafric will then form a new wholly-owned subsidiary, Globis NV Merger 2 Corp., a Nevada corporation (“Merger Sub”) and Globis will merge with and into Merger Sub, with Merger Sub surviving (the “Merger”). Immediately following the effectiveness of the Merger, all of the common stock of Merger Sub issued pursuant to the Merger shall be contributed to New Forafric in exchange for, on a one-for-one basis, ordinary shares of New Forafric (the “Ordinary Shares”). Simultaneously, the rights and obligations of Globis under that Warrant Agreement, dated December 10, 2020, between Globis Acquisition Corp. and VStock Transfer, LLC (the “Warrant Agreement”) will be assigned and novated by Globis to New Forafric (the “Assignment”) and, as a result, each of Globis’ issued and outstanding warrants (each, a “Warrant”) will become a warrant to acquire Ordinary Shares on the terms and subject to the conditions set forth in the Warrant Agreement (each, a “New Forafric Warrant”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Various matters concerning the laws of Gibraltar are addressed in the opinion of Hassans International Law Firm Limited, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have assumed that (i) on the date of the execution and consummation of the Merger and the Assignment, the Company will be, a company validly existing and in good standing under the laws of Gibraltar; (ii) the Company has, and on the date of the execution and consummation of the Merger and the Assignment will have, the requisite power and authority to create, execute, delivery and perform its obligations with respect to the Warrants; and (iii) the execution, delivery and performance by the Company of the Warrant Agreement by way of the Assignment, and the actions contemplated under the Warrant Agreement, have been duly authorized by all requisite action on the part of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion upon the effectiveness of the Redomiciliation, the Merger and the Assignment, each issued and outstanding New Forafric Warrant will be a valid and legally binding obligation of the Company.

We do not express any opinion herein concerning any law other than the laws of the State of New York.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP